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                  Amendment, dated as of February 15, 1995, to
            the Agreement of Purchase and Sale dated as of December 20, 1994 (the "Purchase Agreement") between Merck & Co., Inc., a New Jersey corporation ("Merck"), and The NutraSweet Company, a Delaware corporation ("Buyer"). Capitalized terms used herein but not otherwise defined have the meanings assigned such terms in the Purchase Agreement.

                            W I T N E S S E T H
                            - - - - - - - - - -

            WHEREAS, Merck and Buyer desire to amend the Purchase Agreement as provided in this Amendment to, among other things, restructure as an asset purchase and sale the business of Kelco Specialty Colloids, Ltd.;

            NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions, hereinafter set forth, the parties do hereby agree as follows:

1.     The Purchase Agreement is hereby amended as follows:

            1.1. Each reference to the word "Agreement" in the Purchase Agreement (when referring to the Purchase Agreement) shall be followed by the words and punctuation ", as amended."

            1.2. The definition of the Kelco Business in Section 1.01 of the Purchase Agreement is hereby amended by (i) deleting "MSD IDEA" from, and adding "Merck Sharp & Dohme IDEA" to, the ninth line of the definition as provided in the recital to the Purchase Agreement and
       (ii) adding (a) ", Kelco Oil Field Group Inc." immediately following "Merck's Kelco Division" in the seventh line of the definition as provided in the recital to the Purchase Agreement and (b) "in Canada through Kelco Specialty Colloids, Ltd.," immediately following "Merck Sharp & Dohme IDEA, Inc.," in the ninth line of the definition as provided in the recital to the Purchase Agreement.

            1.3. Paragraph (xi) of Subsection (b) of Section 2.01 of the Purchase Agreement is hereby amended by adding to the end thereof the following language: "other than Inventory."

            1.4. Paragraph (x) of Subsection (a) of Section 2.02 of the Purchase Agreement is hereby amended by deleting the word "Related" and replacing it with the word "Retained."


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            1.5.   Article III of the Purchase Agreement is hereby amended
       by adding, at the end thereof, the following new Section 3.25:

                   "3.25. Certain Other Matters. None of the Assets was sold to
                          ---------------------
            Bristol-Myers Squibb Company or any of its Affiliates pursuant to the Agreement of Purchase and Sale, dated as of November 2, 1994, by and among Merck, Calgon Vestal Laboratories, Inc., CVL Acquisition Corp. and Bristol-Myers Squibb Company, as amended
            (the "B-MS Agreement"). Except as provided in Section 7.06 of this Agreement, neither Monsanto Company or any of its Affiliates nor the Kelco Business following the Closing, shall be subject to
            Section 7.03(a) of the B-MS Agreement."

            1.6. Section 5.01 of the Purchase Agreement is hereby amended by adding, at the end thereof, the following new Subsection (d):

                   "Each Seller shall promptly forward or cause to be forwarded to Buyer any and all proceeds that are received by such Seller after the Closing Date from accounts receivable relating to the Kelco Business that arose after the Closing Date."

            1.7. Section 5.02(i) of the Purchase Agreement is hereby amended by adding to the end thereof the following language:

                           "; provided, further, however, that the Sellers may
                              --------  -------  -------
                   consummate the transactions contemplated by paragraph (a) of Section 7.09."

            1.8. Section 5.09 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following language:

                           "Within 30 days after the Closing Date, Merck will
                   take all actions necessary to effect a change in the names of Kelco Oil Field Group Inc. and Kelco Specialty Colloids, Ltd. to names reasonably acceptable to Buyer."

            1.9. Paragraphs (a), (b) and (c) of Section 7.02 are each hereby amended by adding at the end of the first sentence of each such paragraph the following language: "or in any form to which the parties may subsequently agree."

            1.10. Section 7.05 of the Purchase Agreement is hereby amended as follows:

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                   1.10.1.   Paragraph (b) shall be amended by deleting "and
            7.05(d)" on the second line and replacing it with ", 7.05(d) and 7.09";

                   1.10.2. Paragraphs (m) and (o) shall be deleted in their entirety.

            1.11. Article VII of the Purchase Agreement is hereby amended by adding, at the end thereof, the following new Section 7.09:

            "7.09  Restructuring.
                   -------------

                   (a) The restructuring of the purchase and sale of the business of Kelco Specialty Colloids, Ltd. ("Colloids") from a stock purchase and sale to an asset purchase and sale is hereinafter referred to as the "Restructuring."

                   (b) Buyer agrees that, notwithstanding any provision to the contrary contained in this Agreement, no Seller or any Subsidiary shall be deemed to have breached any representation, warranty, covenant or agreement made by or to be performed by any Seller or any Subsidiary to the extent any such breach would not have occurred if the Restructuring had not occurred.

                   (c) Buyer shall indemnify and hold harmless each Seller, each Foreign Subsidiary, the Affiliates of each Seller and each Foreign Subsidiary, and the respective officers, directors, employees and agents of each (the "Section 7.09 Indemnified Parties"), on an after-tax basis in respect of any Taxes incurred by the Section 7.09 Indemnified Parties to the extent, in the aggregate, in excess of the Taxes that would have been imposed had the Restructuring not occurred, including, without limitation, any Taxes imposed as a result of any Tax audit or similar contest based upon, arising out of, or resulting from, the Restructuring. Any indemnity payment made pursuant to this clause (c) shall be calculated (i) by comparing the cumulative aggregate Tax cost to the Section 7.09 Indemnified Parties through any given Tax period, taking into account the Restructuring, with the cumulative aggregate Tax cost to the Section 7.09 Indemnified Parties through such Tax period assuming that the Restructuring had not occurred; (ii) by taking into account the impact of foreign Tax credits arising from the transaction to the extent actually utilizable by the Section
            7.09 Indemnified Parties and including any net detriment that the
            Section 7.09 Indemnified Parties suffer on account of the application of such foreign Tax credits in connection with the Restructuring; (iii) on an after-tax basis; and (iv) taking into account any

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            previous indemnity payments made hereunder. Such indemnity payment shall be paid promptly on written request therefor by Sellers at any time on or after the date that any Section 7.09 Indemnified Party suffers any indemnifiable Tax cost attributable to the Restructuring. If any Tax cost of a Section 7.09 Indemnified
            Party that was previously indemnified by Buyer is reduced in a subsequent period (as a result of the use of foreign Tax credits, audit adjustments or otherwise), such Section 7.09 Indemnified Party shall promptly repay the amount of such reduction to Buyer.

                   (d) Buyer shall indemnify and hold harmless each Indemnified Party from and against any and all costs or expenses incurred by such Indemnified Party (on an after-tax basis and after taking into account any undertaking for payment of such costs or expenses by Buyer) when compared to the costs and expenses that such Indemnified Party would have incurred had the Restructuring not occurred.

                   (e) The Section 7.09 Indemnified Parties shall not have any liability or exposure to Buyer, Monsanto or any of their Affiliates which they would not have had if the Restructuring had not occurred and Buyer shall indemnify and hold harmless each Indemnified Party from and against any and all Losses with respect to the transaction as restructured (including under this Agreement) which such Indemnified Party would not have incurred had the Restructuring not occurred.

                   (f) Notwithstanding any other provision of this Agreement, the parties agree that each party and each of its Affiliates shall, for all relevant Tax and other purposes, including, without limitation all Tax returns, reports, forms and elections, treat the purchase of the assets of Colloids as a purchase of assets.

            1.12. Paragraph (a) of Section 10.04 of the Purchase Agreement is hereby amended by deleting "the severance policy of Buyer in effect at the time of such termination" from clause (y) of the second sentence and adding "the severance policy of Buyer (or of Monsanto Company) in effect at the time of such termination for employees similarly situated" to the second sentence immediately following "(y)."

            1.13. Paragraph (a) of Section 10.05 is hereby amended by adding "(or of Monsanto Company)" to the fourth line immediately following "of Buyer" and to the last line immediately following "Buyer."

            1.14. Section 12.01 of the Purchase Agreement is hereby amended by adding "and Section 7.09" to the ninth line immediately following "7.05."

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            1.15.  Paragraph (a) of Section 12.05 of the Purchase Agreement is
       hereby amended by adding "other than with respect to any breach of the representations or warranties contained in Section 3.25" to the second, fourth and seventh lines thereof immediately following "12.02(a)."

            1.16. Paragraph (b) of Section 12.05 of the Purchase Agreement is hereby amended by adding "other than with respect to any breach of the representations or warranties contained in Section 3.25" to the second line thereof immediately following "12.02(a)."

            1.17. Paragraph (c) of Section 12.05 of the Purchase Agreement is hereby amended by adding "or 7.09" to the second line immediately following "7.05" outside the parenthetical and by adding "or Section 12.06" to the second line immediately following "12.01" inside the parenthetical.

            1.18. Schedules 1, 2 and 3.01 to the Purchase Agreement are hereby deleted in their entirety and replaced with Schedules 1, 2 and 3.01 attached hereto as Exhibits A, B and C respectively.

            1.19.  Schedule 3.07 to the Purchase Agreement is hereby amended by
       (a) adding the additional copyright registrations listed in Exhibit D hereto, (b) deleting Application No. 74/245627 for the trademark GELRITE and (c) adding the foreign trademarks listed in Exhibit E hereto.

            1.20. Schedule 3.08 to the Purchase Agreement is hereby amended by deleting item 113 therefrom.

2.     Miscellaneous
       -------------

            2.1. Except as specifically provided in this Amendment, the Purchase Agreement shall remain in full force and effect.

            2.2. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

            2.3. Buyer hereby consents to the transfer and assignment prior to Closing (a) by Merck of all of its right, title and interest in and to, all Owned U.S. Real Property, machinery, equipment, vehicles, fixtures, office furniture, computers, software, tools and other tangible property of the Kelco Business, in each case located in the State of California (collectively, the "Drop Down Assets"), to Merck Holdings Inc. and (b) by Merck Holdings Inc. of all of its right, title and interest in and to, all of the Drop Down Assets to Kelco Company, a

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       Delaware corporation and a Subsidiary. Sellers shall be responsible for and shall indemnify Buyer and its Affiliates against any Loss attributable to any Taxes (including, but not limited to, any documentary, stamp, sales, excise, or other transfer Taxes or recording fees) attributable to the transfer and assignment of the Drop Down Assets to Merck Holdings Inc. and to Kelco Company and the indirect transfer of such Drop Down Assets to Buyer pursuant to the sale of Kelco Company to Buyer.

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            IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment to be executed on its behalf as of the date first above written.

                                  MERCK & CO., INC.


                                     /s/ Judy C. Lewent
                                  By:-----------------------------
                                     Name:   Judy C. Lewent
                                     Title:  Senior Vice President and
                                             Chief Financial Officer


                                  THE NUTRASWEET COMPANY

                                      /s/ Stephen B. Paige
                                  By:-----------------------------
                                     Name:   Stephen B. Paige
                                     Title:  Vice President

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The following is an identification of the contents of all omitted schedules and exhibits to the Amendment, dated as of February 15, 1995, to the Agreement of Purchase and Sale dated as of December 20, 1994 between Merck & Co., Inc., a New Jersey corporation, and The NutraSweet Company, a Delaware corporation. Monsanto Company will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.


Schedule 1                        Sellers

Schedule 2                        Subsidiaries

Schedule 3.01                     Capital Stock of Subsidiaries;
                                  Equity Interests of
                                  Subsidiaries

Exhibit D                         Kelco Copyrights

Exhibit E                         Kelco Foreign Trademarks